UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2015

Commission File Number: 000-50768

ACADIA Pharmaceuticals Inc.

(Exact name of Registrant as specified in its charter)

Delaware	061376651
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 300, San Diego, California 92130

(Address of principal executive offices)

858-558-2871

(Registrant’s Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective September 1, 2015, the Board of Directors of ACADIA Pharmaceuticals Inc. appointed Stephen R. Davis as the President and Chief Executive Officer of ACADIA. Mr. Davis continues to function as ACADIA’s Chief Financial Officer.

Mr. Davis, age 54, has served as ACADIA’s Interim Chief Executive Officer since March 2015 and as its Executive Vice President, Chief Financial Officer and Chief Business Officer since July 2014. Mr. Davis brings over 20 years of executive-level experience in the pharmaceutical industry and more than 20 years of experience on the boards of directors of publicly held biopharmaceutical companies. From May 2013 to June 2014, Mr. Davis served as Executive Vice President and Chief Operating Officer at Heron Therapeutics, Inc., where he led core business and finance functions and was instrumental in developing and implementing a new corporate strategy with a multi-program portfolio. From April 2010 to December 2013, Mr. Davis served as Vice President and Chief Operating Officer at Ardea Biosciences, Inc., where he oversaw business functions, including finance, commercial planning, and corporate development, and played a critical role in building and growing the company. Prior to joining Ardea, Mr. Davis served in numerous executive roles at Neurogen Corporation from 1994 to 2010, including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, completing multiple collaborations and product acquisitions with global pharmaceutical companies. Mr. Davis currently serves on the Board of Directors of Bellicum Pharmaceuticals, Inc. He also recently served on the boards of directors of Synageva BioPharma Corp., Heron Therapeutics, and Furiex Pharmaceuticals, Inc.

There are no arrangements or understandings between Mr. Davis and any other persons pursuant to which he was selected as the President and Chief Executive Officer of ACADIA. There are also no family relationships between Mr. Davis and any director or executive officer of ACADIA and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 1, 2015, ACADIA entered into an amended and restated executive employment agreement with Mr. Davis, which replaces the executive employment agreement between ACADIA and Mr. Davis dated July 15, 2014. The amended and restated executive employment agreement establishes Mr. Davis’ compensation, as summarized below.

Salary. Mr. Davis’ annual salary rate will initially be $650,000, with an annual target bonus of 70% of his base salary.

Equity Compensation. In connection with his appointment as ACADIA’s President and Chief Executive Officer, Mr. Davis was granted an option to purchase up to 225,000 shares of common stock of ACADIA at an exercise price equal to the closing price of ACADIA’s common stock on the date of grant and vesting over four years subject to the terms of the ACADIA’s 2010 Equity Incentive Plan, as amended.

Termination of Employment and Payments. If Mr. Davis’s employment is involuntarily terminated without cause, he will be entitled to receive, subject to Mr. Davis providing ACADIA with an effective release of claims, the following severance benefits: (i) severance payments in the form of a continuation of his base salary for a period of 12 months and (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage. Mr. Davis will also continue to remain eligible to participate in ACADIA’s Change in Control Severance Benefit Plan, which is on file with the Securities and Exchange Commission.

The foregoing description of the amended and restated executive employment does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached to this report as Exhibit 99.1.

(d)

Also effective on September 1, 2015, ACADIA’s Board of Directors appointed Mr. Davis as a Class II director of ACADIA. Mr. Davis will not receive any additional compensation related to his service on ACADIA’s Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Executive Employment Agreement, dated September 1, 2015, by and between ACADIA Pharmaceuticals Inc. and Stephen R. Davis

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2015	ACADIA Pharmaceuticals Inc.

	By:	/s/ Glenn F. Baity
	Name:	Glenn F. Baity
	Title:	EVP, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Executive Employment Agreement, dated September 1, 2015, by and between ACADIA Pharmaceuticals Inc. and Stephen R. Davis